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                                                                    EXHIBIT 23.4




             CONSENT OF JOHN R. WATERS & CO., INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS





December 5, 2001




Mr. William Hogan
John R. Waters & Company
311 South Wacker Drive
Suite 3250
Chicago, IL  60606

Dear Mr. Hogan,

Effective August 31, 2000, pursuant to an Agreement and Plan of Merger dated as of August 31, 2000, by and among Electric City Corp. ("Electric City") and Electric City Acquisition Corporation, a wholly-owned subsidiary of Electric City Corp., on the one hand, and Switchboard Apparatus, Inc. ("Switchboard Apparatus") and Dale Hoppensteadt, George Miller and Helmut Hoppe (collectively, the "Sellers"), on the other hand, Electric City purchased from the Sellers all of the issued and outstanding shares of capital stock of Switchboard Apparatus.

Pursuant to the aforementioned merger, and consistent with Electric City's obligation to register the shares of its common stock exchanged for the capital stock of Switchboard Apparatus, Electric City filed a Form SB-2 Registration Statement (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") on August 16, 2001 and Amendment No. 1 to the Registration Statement on September 27, 2001. Both the Registration Statement and Amendment No. 1 to the Registration Statement included audited financial statements of the two most recent years (pursuant to Item 310 (c) of Regulation S-B) for Switchboard Apparatus. Accordingly, audited statements for the fiscal years ending December 31 for each of 1998 and 1999 were required to be included in the filing of the Registration Statement.

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On October 22, 2001, the SEC declared the Registration Statement effective.
Electric City is currently in the process of finalizing a post-effective amendment to the Registration Statement ("Post-Effective Amendment No. 1) to include disclosures regarding recent events.

As John R. Waters & Company was engaged by, and performed the financial audit for, Switchboard Apparatus for fiscal year 1998 in particular, such financial report, which was included in the filing of the Registration Statement, must also be included in Post-Effective Amendment No. 1 to the Registration Statement. As Post-Effective Amendment No. 1 to the Registration Statement is to be filed in the EDGAR format, Electric City Corp. hereby requests that John R. Waters & Company consent to the release of the 1998 audited financial report for Switchboard Apparatus for filing with the SEC in the EDGAR format.

Sincerely,

/s/ Greg M. Rice

Greg M. Rice

John R. Waters & Company hereby consents to the release of the 1998 audited financial statement of Switchboard Apparatus for inclusion in the filing of Post-Effective Amendment No. 1 to the Registration Statement with the SEC in the EDGAR format.

JOHN R. WATERS & COMPANY


By:   /s/ William Hogan
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Its:     Partner
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